EXHIBIT 10.1

                              CONSULTING AGREEMENT

THIS AGREEMENT is made and entered into this 1st day of June, 1998 by and between SPECTRE Industries, Inc., a corporation formed under the laws of the State of Nevada (hereinafter referred to as ("SPECTRE") , and I.S. Grant and Company Ltd., a British Columbia Corporation (hereinafter referred to as ("Consulting Company") and Ian S. Grant (hereinafter referred to as "Grant").

                                    RECITALS

      A. SPECTRE wishes to contract the Consulting Company and be assured of its right to Consulting Company services upon the terms and conditions hereinafter set forth;

      B. Consulting Company is in the business of providing on-site management and marketing services to its clients and is willing to be contracted by SPECTRE upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the recitals, the promises, covenants, conditions and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is hereby agreed as follows:

1. Contract for Service: SPECTRE hereby contracts Consulting Company to provide said services. In this capacity, Consulting Company is charged with the following duties and responsibilities:

      a) Responsibility to manage and direct the business of SPECTRE with respect to specific management objectives as set out by SPECTRE management and agreed to by Consulting Company.

      b) Responsibility to direct the corporate management group with respect to matters such as strategic planning, capital structure, new business development and cost base management.

      c)    Booking additional opportunities for SPECTRE .

      d) Consulting Company will be responsible to SPECTRE's appointed representative.

2. Contract Term: SPECTRE hereby contracts the Consulting Company and the Consulting Company hereby agrees to serve SPECTRE pursuant to the terms and conditions of the Agreement commencing upon the execution hereof and terminating June 30, 2003. This Contract Agreement shall terminate only pursuant to the provisions of Sections 8 hereof. Hereinafter such period of service is referred to as the "Contract Term".


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3.    Acceptance of Contract and Extent and Place of Service: Consulting Company
      hereby agrees that it will provide certain employees to provide said services for SPECTRE during the Contract Term for the compensation set forth herein, and that it will well and faithfully perform the duties and responsibilities of such contract. Consulting Company further agrees that it will devote such business hours to the business of SPECTRE as are required. For the duration of the Contract Term, SPECTRE shall cause the appointment and election of Grant as a director of SPECTRE and any of its subsidiaries and /or joint venture companies and shall cause annually
      Grant to be elected as Chief Executive Officer and/or President. SPECTRE's obligations pursuant to this agreement shall be borne directly or indirectly by any of its affiliated or subsidiary companies.

4. Consulting Fees: As compensation for the services to SPECTRE during the Contract Term, the Consulting Company shall receive an aggregate annual base fee per year as follows:

                  Year ending:

                  June 30,1999      -                $90,000
                  June 30, 2000     -                $100,000
                  June 30, 2001     -                $110,000
                  June 30, 2002     -                $121,000
                  June 30, 2003     -                $133,000

      All references to compensation and expenses are herein expressed in United States dollars.

5. Performance Bonus: In addition to the above base fee compensation, Consulting Company shall be entitled to receive an annual bonus of an amount equal to five per cent (5%) of SPECTRE's consolidated net cash flow calculated before deductions for interest, taxes, amortization and depreciation.

6.    Benefits:

      Following June 30, 1998, Consulting Company shall be entitled to a monthly car allowance of Five Hundred dollars ($500);

      Consulting Company shall be entitled paid leave of four (4) weeks per year.

7. Expenses During the Contract Term: SPECTRE shall reimburse Consulting Company for expenses reasonably incurred on behalf of SPECTRE in connection with the performance of its services thereunder, provided the same are supported by sufficient documentation as to allow SPECTRE to expense the same on its federal income tax return. All such expense reports will be submitted to SPECTRE 's representative to review and approve such expense reports.


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      Consulting Company shall be entitled to participate in SPECTRE's stock incentive program due to Grant's service as an Officer and Director. Said participation shall be in accordance with fair and reasonable standards for a Company's President and Chief Executive Officer.

8. Confidentiality: Consulting Company shall hold in confidence, and shall not disclose to any third party or use any confidential information of SPECTRE (other than in respect of the good faith performance of Consulting Company's duties under this Agreement) where such information was obtained by Consulting Company in the course of providing services to SPECTRE under this agreement, except as required by law (including any applicable securities laws or the rules of any applicable securities commission) or legal process.

9. Non-Competition: None of Consulting Company or its directors, officers, or employees or Ian Grant shall directly or indirectly (through and affiliate or otherwise) own, manage, operate, join, control or otherwise participate in, whether as a partner, shareholder or otherwise, any enterprise in the business of representing manufacturers in the sale of spare parts in the automotive wholesale market or the development, sale or distribution of software for automotive or other spare parts in Canada or the United States during the term of this agreement and during the one year period following the termination or expiration of this agreement. Any interest in Grant Brothers Sales, Ltd., held by the Consulting Company or its directors, officers, or employees, including Ian S. Grant, is specifically excluded from the provisions of this paragraph.

      Without the consent of SPECTRE, none of Consulting Company or its directors, officers or employees or Ian Grant shall solicit for employment or employ any employee of SPECTRE during the term of this Agreement and during the one year period following the termination or expiration of this Agreement.

10.   Termination: This agreement and the Contract Term shall be terminated by:

      a. The death and/or permanent disability of certain employees of Consulting Company which renders the Consulting Company unable to perform the services contemplated hereby in the absolute discretion of the Board of Directors of the Company upon the advice of a physician of their choice;

      b.. Termination for cause may occur without prior notice to Consulting Company; and shall occur only upon the unanimous approval of all the Directors with the exception of Grant.

      If the Consulting Company's contract is terminated pursuant to paragraph 10a or 10b, the Consulting Company and Grant hereby consent to resign any and all positions as an officer and/or director of SPECTRE forthwith. SPECTRE shall have no further obligations to the Consulting Company hereunder and all of SPECTRE's obligations shall be deemed to have been fulfilled. In the event of termination by SPECTRE pursuant 8b and 8c, SPECTRE shall pay to consulting Company or its personal


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      representatives the full compensation due pursuant to this agreement through the date of termination.

      If the Consulting Company's contract is terminated without just cause, the Consulting Company will be entitled to severance including consulting fee, benefits, car allowance, bonus and stock options for the twelve months following termination.

11. Controlling Law: This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia.

12. Amendment: This Agreement embodies the entire Agreement of the parties respecting the matter within its scope, supersedes all previous agreements, if any, oral or written, may be modified only in writing, and shall be binding upon the parties hereto, their heirs, executors, administrators or successors.

13. Notices: Any notices or other communications required or permitted hereunder shall be deemed given when deposited in registered or certified mail, postage prepaid, and if to the Consulting Company, addressed to I.S. Grant & Company Ltd., 3992 Sunnycrest Drive, North Vancouver, British Columbia, V7R 3C9, except as shall have been specified in writing by either party to the other.

14. Severability of Provisions: If any of the provisions of this Agreement shall be held invalid, the remainder of this Agreement shall not be affected thereby.

15. Descriptive Headings: Descriptive headings of the several sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

IN WITNESS WHEREOF, SPECTRE has caused this Agreement to be executed on its behalf by its Director and attested to by its Secretary, each of whom has been duly authorized and its corporate seal to be affixed hereto, and the Consulting Company has hereunto signed the Agreement, all as of the date and year first written above.

SPECTRE INDUSTRIES, INC.                I.S. GRANT & COMPANY LTD.
                                        Ian S. Grant

/s/ Olof Hildebrand                     /s/ Ian S. Grant
-----------------------------------     ----------------------------------------
By:                                     By: Ian S. Grant
Title


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